Exhibit (c)(iii)
STRICTLY PRIVATE AND CONFIDENTIAL March 30, 2024 Project Antelope Discussion Materials

2 This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee of the Board of Directors of a Company for which we are utilizing the code name Antelope (“Antelope” or the “Company”) by Oppenheimer & Co. Inc. (“Oppenheimer”) in connection with the cash offer to Company shareholders that will only own fractional shares following the contemplated 10,000:1 reverse stock split of the Company’s common stock (the “Transaction”). This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Oppenheimer in connection therewith. The materials are for discussion purposes only. Oppenheimer expressly disclaims any and all liability which may be based on the materials and any errors therein or omissions therefrom. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state or federal securities laws or other laws, rules or regulations, and none of the Special Committee of the Board of Directors of the Company, the Company or Oppenheimer takes any responsibility for the use of the materials by persons other than the Special Committee of the Board of Directors of the Company. The materials are provided on a confidential basis solely for the information of the Special Committee of the Board of Directors of the Company and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Oppenheimer’s express prior written consent. Oppenheimer is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Oppenheimer’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Special Committee of the Board of Directors of the Company. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Oppenheimer as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Oppenheimer has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as may be expressly contemplated by Oppenheimer’s engagement letter with the Company. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Special Committee of the Board of Directors of the Company, the Company, any security holder of the Company, or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Oppenheimer’s only opinion is the opinion, if any, that it actually delivers to the Special Committee of the Board of Directors of the Company. The materials may not reflect information known to other professionals in other business areas of Oppenheimer and its affiliates. The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Oppenheimer did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. In preparing the materials, Oppenheimer has not conducted any independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party.

3 All budgets, projections, estimates, financial analyses, reports and other information with respect to operations reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Oppenheimer has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Oppenheimer expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Oppenheimer does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. Oppenheimer has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Oppenheimer has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Antelope or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to, discussed with or reviewed by Oppenheimer that would be material to its analyses, and that the final forms of any draft documents reviewed by Oppenheimer will not differ in any material respect from such draft documents. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Oppenheimer or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Oppenheimer’s affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, any Transaction counterparty, any other Transaction participant, any other financially interested party with respect to any transaction, other entities or parties that are mentioned in the materials, or any of the foregoing entities’ or parties’ respective affiliates, subsidiaries, investment funds, portfolio companies and representatives (collectively, the “Interested Parties”), or any currency or commodity that may be involved in the Transaction. Oppenheimer provides mergers and acquisitions and other advisory services to clients, which may have in the past included, or may currently or in the future include, one or more Interested Parties, for which services Oppenheimer has received, and may receive, compensation. Although Oppenheimer in the course of such activities and relationships or otherwise may have acquired, or may in the future acquire, information about one or more Interested Parties or the Transaction, or that otherwise may be of interest to the Company, Oppenheimer shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that Oppenheimer is in possession of such information, to the Company or to use such information on the Company’s behalf. Oppenheimer’s personnel may make statements or provide advice that is contrary to information contained in the materials. Oppenheimer’s research department is required to be independent from its investment banking department, and its research analysts may hold and make statements or investment recommendations with respect to the Company and/or any offering conducted by the Company that differ from the views of its investment bankers. Further, pursuant to applicable law, Oppenheimer is (among other things) precluded from offering favorable research, a specific rating or a specific price target, or threaten to change research, a rating or a price target, to the Company as consideration or inducement for the receipt of business or compensation.

4 1. Executive Summary 2. Selected Financial Analyses Appendix Weighted Average Cost of Capital Calculation “Go-Dark” Reverse Stock Split Precedent Analysis ‒ For Informational Purposes Only Table of Contents

1. Executive Summary

6 Executive Summary Oppenheimer & Co. Inc. has been asked to render an opinion to the Special Committee of the Board of Directors of a Company we have code named Antelope (“Antelope” or the “Company”) as to the fairness, from a financial point of view, of the cash consideration to be paid to Antelope shareholders that only own fractional shares following the contemplated 10,000:1 reverse stock split of the Company’s common stock (the “Transaction”).

2. Selected Financial Analyses

8 Financial Analyses Overview In evaluating the fairness, from a financial point of view, of the cash consideration of $5.00 per pre-reverse stock split share to be paid to Antelope shareholders that only own fractional shares following the contemplated 10,000:1 reverse stock split of the Company’s common stock, we evaluated the value of the Company using a number of valuation metrics and analyses as of March 28, 2024: Sum-of-the-Parts Selected Publicly Traded Companies Analysis – FY2023A – FY2024P Discounted Cash Flow Analysis

Selected Publicly Traded Companies Analysis

OPPENHEIMER

Selected Publicly Traded Company Valuation Metrics

($ in millions, except per share figures)	Market Statistics				Valuation							Operating	Leverage
	Price	% of 52	Δ Share Price	Market	Enterprise	EV / EBITDA		Price / Earnings				2023A	Debt + Pref /
Company Name	3/28/24	High	YTD	Cap [1]	Value	2023A	2024E	2023A	2024E	LTG	PEG Ratio	EBITDA Margin	2023A EBITDA
Selected Lodging C-Corps													
Marriott International	$252.31	98.4%	11.9%	$73,826	$86,248	18.5x	17.4x	24.8x	26.7x	14.5%	1.8x	19.6%	2.7x
Hilton Worldwide	213.31	98.9	17.1	54,522	63,739	20.6	18.9	n/m	29.9	15.7	1.9	30.2	3.2
InterContinental Hotels	105.66	94.3	15.9	17,656	19,926	18.3	16.8	23.8	24.5	14.2	1.7	50.2	3.3
Hyatt Hotels	159.62	98.8	22.4	17,111	19,588	19.0	16.2	n/m	n/m	n/a	n/a	15.4	3.3
Wyndham Hotels & Resorts	76.75	93.9	(4.6)	6,355	8,490	12.9	12.4	22.5	18.1	n/a	n/a	47.2	3.3
Choice Hotels	126.35	92.9	11.5	6,343	7,994	14.8	13.8	24.9	19.3	9.1	2.1	35.0	3.1
Playa Hotels & Resorts	9.70	98.6	12.1	1,374	2,163	8.0	8.5	26.7	20.1	n/m	n/a	27.8	3.9
Median		**98.4%**	**12.1%**	**$17,111**	**$19,588**	**18.3x**	**16.2x**	**24.8x**	**22.3x**	**14.3%**	**1.8x**	**30.2%**	**3.3x**
Selected Real Estate-Related Asset Managers													
Bridge Investment Group	$6.85	52.4%	(30.0)%	$830	$1,727	10.6x	8.0x	9.1x	8.6x	6.0%	0.8x	41.7%	3.0x
The RMR Group, Inc.	24.00	83.3	(15.0)	761	779	7.7	8.4	7.0	14.4	n/a	n/a	10.6	0.4
Median		**67.8%**	**(22.5)%**	**$ 796**	**$ 1,253**	**9.1x**	**8.2x**	**8.1x**	**11.5x**	**6.0%**	**0.8x**	**26.1%**	**1.7x**
Selected Real Estate Service Companies													
United Parks & Resorts	$56.21	91.0%	6.4%	$3,682	$5,656	7.9x	7.8x	13.0x	12.2x	n/a	n/a	41.3%	3.1x
ABM Industries	44.62	84.1	(0.5)	2,909	4,306	9.3	8.8	13.0	13.1	16.0	0.8	5.7	3.2
Cedar Fair	41.90	91.2	5.3	2,196	4,510	8.5	8.1	14.4	12.7	n/a	n/a	29.3	4.5
Viad Corp	39.49	98.8	9.1	1,126	1,739	11.8	9.7	n/m	24.3	22.5	1.1	11.9	3.9
Healthcare Services Group	12.48	78.1	20.3	935	824	8.0	7.5	19.0	15.8	9.0	1.8	6.2	0.4
Median		**91.0%**	**6.4%**	**$2,196**	**$4,306**	**8.5x**	**8.1x**	**13.7x**	**13.1x**	**16.0%**	**1.1x**	**11.9%**	**3.2x**
Overall Median		**92.9%**	**9.1%**	**$2,909**	**$4,510**	**10.6x**	**8.8x**	**19.0x**	**18.1x**	**14.3%**	**1.7x**	**27.8%**	**3.2x**
Antelope	**$2.26**	**17.3%**	**(38.6)%**	**$8**	**$619**	**10.2x**	**8.8x**	**n/m**	**n/m**	**n/a**	**n/a**	**17.9%**	**10.9x**

Source: Capital IQ Pro, FactSet, Company Filings, and Equity Research. Note: "n/m" denotes multiples that are "not meaningful" for this analysis. In order of largest to smallest total market capitalization.
Note: No selected publicly traded company is identical or directly comparable to the Company.
1) Calculated using fully diluted share count via treasury stock method; VVI assumes as converted method on in-the-money convertible preferred.

10

OPPENHEIMER

Sum-of-the-Parts Selected Publicly Traded Companies Analysis (FY2023A)

($ and shares in millions, except per share values)

	FY2023A Adj. EBITDA	FY2023A Adj. EBITDA Multiple Low		FY2023A Adj. EBITDA Multiple High	Implied TEV (FY2023A) Low		Implied TEV (FY2023A) High
Asset Management[1]	$10.9	8.5x	-	9.5x	$92.4	-	$103.2
Property Management[2]	$21.3	9.0x	-	10.0x	$191.8	-	$213.2
Hotel Services[3]	$31.4	8.0x	-	9.0x	$251.3	-	$282.7
Pure & Warwick	$0.2	8.0x	-	9.0x	$1.6	-	$1.8
Other / JVs[4]	($3.4)	n.m.	-	n.m.	$5.0	-	$25.0
Total	**$60.4**	**9.0x**	-	**10.4x**	**$542.1**	-	**$625.9**

	Low		High
Total Enterprise Value	$542.1	-	$625.9
(-) Total Debt	(140.6)		(140.6)
(-) Dividends Payable	(28.8)		(28.8)
(+) Unrestricted Cash[5]	46.4		46.4
(-) Series D Convert. Pref. Stock	(478.0)		(478.0)
(-) Series CHP Units	(9.6)		(9.6)
Total Equity Value	**($68.5)**	-	**$15.3**
(/) Fully Diluted Shares Outstanding[6]	3.6		3.6
Implied Price / Share	**($18.98)**	-	**$4.23**
Premium to Current Share Price - $[7]	*n.m.*	-	*$1.97*
Premium to Current Share Price - %[7]	*n.m.*	-	*87.4%*

Note: No selected publicly traded company is identical or directly comparable to the Company.
Source: FY2023A Adj. EBITDA and Balance Sheet Figures (as of 2/29/2024) provided by Company Management.
(1) Includes Advisory business and Lismore.
(2) Includes Remington.
(3) Includes Premier, Inspire, and RED.
(4) Includes RobertDouglas, OpenKey, J/V Ownership Adjustments and other
(5) Assumes $5.0 of Unrestricted Cash is reserved as Net Working Capital.
(6) Fully diluted shares outstanding includes common shares outstanding of 3.4 as of 3/25/2024 and LTIP units / Deferred Stock Units of 0.2 as of 12/31/2023.
(7) Current Antelope share price of $2.26 as of 3/28/2024.

11

OPPENHEIMER

Sum-of-the-Parts Selected Publicly Traded Companies Analysis (FY2024P)

($ and shares in millions, except per share values)

	FY2024P Adj. EBITDA	FY2024P Adj. EBITDA Multiple Low		FY2024P Adj. EBITDA Multiple High	Implied TEV (FY2024P) Low		Implied TEV (FY2024P) High
Asset Management[1]	$8.9	7.5x	-	8.5x	$67.1	-	$76.0
Property Management[2]	$23.3	8.0x	-	9.0x	$186.7	-	$210.0
Hotel Services[3]	$38.9	7.5x	-	8.5x	$291.8	-	$330.7
Pure & Warwick	$1.9	7.0x	-	8.0x	$13.3	-	$15.2
Other / JVs[4]	($3.1)	n.m.	-	n.m.	$5.0	-	$25.0
Total	**$70.0**	**8.1x**	-	**9.4x**	**$563.9**	-	**$657.0**

	Low		High
Total Enterprise Value	$563.9	-	$657.0
(-) Total Debt	(140.6)		(140.6)
(-) Dividends Payable	(28.8)		(28.8)
(+) Unrestricted Cash[5]	46.4		46.4
(-) Series D Convert. Pref. Stock	(478.0)		(478.0)
(-) Series CHP Units	(9.6)		(9.6)
Total Equity Value	**($46.7)**	-	**$46.4**
(/) Fully Diluted Shares Outstanding[6]	3.6		3.6
Implied Price / Share	**($12.93)**	-	**$12.85**
Premium to Current Share Price - $[7]	*n.m.*	-	*$10.59*
Premium to Current Share Price - %[7]	*n.m.*	-	*468.7%*

Note: No selected publicly traded company is identical or directly comparable to the Company.
Source: FY2024P Adj. EBITDA and Balance Sheet Figures (as of 2/29/2024) provided by Company Management.
(1) Includes Advisory business and Lismore.
(2) Includes Remington.
(3) Includes Premier, Inspire, and RED.
(4) Includes RobertDouglas, OpenKey, J/V Ownership Adjustments and other
(5) Assumes $5.0 of Unrestricted Cash is reserved as Net Working Capital.
(6) Fully diluted shares outstanding includes common shares outstanding of 3.4 as of 3/25/2024 and LTIP units / Deferred Stock Units of 0.2 as of 12/31/2023.
(7) Current Antelope share price of $2.26 as of 3/28/2024.

12

Discounted Cash Flow Analysis

OPPENHEIMER

Discounted Cash Flow Analysis

($ and shares in millions, except per share values)

	Projections				
FYE 12/31	2024P	2025P	2026P	2027P	2028P
Total Revenue	**$367.6**	**$376.8**	**$396.6**	**$412.1**	**$426.7**
%-Growth	*1.4%*	*2.5%*	*5.3%*	*3.9%*	*3.6%*
Adj. EBITDA	**$70.0**	**$76.0**	**$80.5**	**$84.2**	**$87.9**
%-Margin	*19.0%*	*20.2%*	*20.3%*	*20.4%*	*20.6%*
(Less): Depreciation & Amortization[1]	(22.5)	(14.1)	(13.5)	(13.6)	(13.4)
Pre-Tax Income	**$47.5**	**$61.8**	**$66.9**	**$70.6**	**$74.5**
(Less): Income Taxes @ 25.0% Tax Rate	(11.9)	(15.5)	(16.7)	(17.7)	(18.6)
Unlevered After-Tax Income	**$35.6**	**$46.4**	**$50.2**	**$53.0**	**$55.8**
Plus: Depreciation & Amortization[1]	22.5	14.1	13.5	13.6	13.4
(Less): Increase in Net Working Capital[2]	(0.8)	(0.5)	(0.4)	(0.3)	(0.3)
(Less) / Plus: Investment in TSGF/SHR/TX NAV	(0.2)	-	-	0.5	10.2
(Less): Capital Expenditures	(25.5)	(12.8)	(12.5)	(12.8)	(13.3)
Unlevered Free Cash Flow	**$31.7**	**$47.2**	**$50.8**	**$53.9**	**$65.9**

Implied Enterprise Value and Share Price Calculations

PV of FCF

Discount Rate	PV of FCF
13.3%	$167.4
14.3%	163.0
15.3%	158.7

PV of Terminal Value

Discount Rate	Terminal EBITDA Multiple		
	9.5x	10.0x	10.5x
13.3%	$446.1	$469.6	$493.1
14.3%	426.9	449.4	471.9
15.3%	408.7	430.2	451.8

Total Enterprise Value

Discount Rate	Terminal EBITDA Multiple		
	9.5x	10.0x	10.5x
13.3%	$613.6	$637.1	$660.5
14.3%	589.9	612.4	634.9
15.3%	567.5	589.0	610.5

Implied Share Price[3]

Discount Rate	Terminal EBITDA Multiple		
	9.5x	10.0x	10.5x
13.3%	$0.83	$7.33	$13.84
14.3%	($5.72)	$0.51	$6.73
15.3%	($11.94)	($5.98)	($0.02)

Source: Projections and Balance Sheet figures (as of 2/29/2024) provided by Company Management.
(1) Per Management guidance.
(2) Per Management guidance, assumes Net Working Capital grows at Adj. EBITDA growth rate.
(3) Calculated using: Total Debt (including Finance Leases) of $140.6, Dividends Payable of $28.8, Unrestricted Cash of $46.4, Series D Convert. Pref. Stock of $478.0, Series CHP Units of $9.6; Fully diluted shares outstanding includes common shares outstanding of 3.4 as of 3/25/2024 and LTIP units / Deferred Stock Units of 0.2 as of 12/31/2023.

14

Financial Analyses Summary

16 Financial Analyses Summary Implied Share Price Reference Ranges Note: Market data as of 3/28/2024. No particular weight given to any individual analysis. Proposed Cash Payment: $5.00 / share Share Price For Informational Purposes Only Current Price: $2.26 / share Go-Dark Precedents 30-Day Premium: 5.1% – 59.0% Go-Dark Precedents 1-Day Premium: 7.4% – 66.7% $2.47 $2.61 $3.84 $3.94 FY 2023A Adj. EBITDA FY 2024P Adj. EBITDA Discounted Cash Flow Analysis Discount Rate: 13.3% – 15.3% EBITDA Multiple: 10.0x Selected Publicly Traded Companies $0.00 $0.00 $0.00 $4.23 $12.85 $7.33 $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 $16.00

Appendix

OPPENHEIMER

WACC Calculation

($ in millions)

Key Assumptions			
Risk Free Rate[1]	4.5%	Marginal Tax Rate[8]	25.0%
Market Risk Premium[2]	6.0%	Cost of Debt[9]	9.0%
Equity Size Premium[3]	4.8%		

Selected Company	Levered Beta[4]	Mkt. Val. Equity[5]	Book Val. Debt[5]	Book Val. Preferred[5]	BV Debt / MV Equity	BV Pref. / MV Equity	BV Debt + Pref. / Total Cap	Unlevered Beta[6]
Marriott International, Inc.	1.29	$73,825.9	$12,760.0	-	17.3%	-	14.7%	1.14
Hilton Worldwide Holdings Inc.	1.17	54,522.0	10,004.0	-	18.3%	-	15.5%	1.03
InterContinental Hotels Group PLC	1.36	17,655.8	3,592.0	-	20.3%	-	16.9%	1.18
Hyatt Hotels Corporation	1.24	17,111.3	3,370.0	-	19.7%	-	16.5%	1.08
Wyndham Hotels & Resorts, Inc.	1.34	6,354.9	2,201.0	-	34.6%	-	25.7%	1.07
Choice Hotels International, Inc.	1.11	6,342.8	1,677.5	-	26.4%	-	20.9%	0.92
Playa Hotels & Resorts N.V.	1.13	1,374.5	1,061.4	-	77.2%	-	43.6%	0.72
Bridge Investment Group	1.20	830.0	484.0	-	58.3%	-	36.8%	0.84
The RMR Group, Inc.	1.17	761.1	36.2	-	4.8%	-	4.5%	1.13
United Parks & Resorts Inc	1.44	3,681.8	2,221.3	-	60.3%	-	37.6%	0.99
ABM Industries	1.17	2,909.2	1,454.8	-	50.0%	-	33.3%	0.85
Cedar Fair, L.P.	1.27	2,195.6	2,380.0	-	108.4%	-	52.0%	0.70
Viad Corp	1.91	1,126.1	576.1	-	51.2%	-	33.8%	1.38
Healthcare Services Group, Inc.	0.76	934.8	36.2	-	3.9%	-	3.7%	0.74
Industry Average	**1.25**	**$13,544.7**	**$2,989.6**	**-**	**39.3%**	**-**	**25.4%**	**0.98**

Cost of Equity Estimate[7]	
Unlevered Beta	0.98
Industry BV Debt/MV Equity	39.3%
Industry BV Preferred/MV Equity	-
Levered Beta	1.27
Risk Free Rate	4.5%
Market Risk Premium	6.0%
Equity Size Premium	4.8%
Cost of Equity	**16.9%**

WACC Estimate	
Industry BV Debt/MV Equity	39.3%
Industry BV Debt/Total Market Capitalization	25.4%
Industry MV Equity/Total Market Capitalization	74.6%
After-Tax Cost of Debt	6.8%
Cost of Equity	16.9%
WACC	**14.3%**

1) Based on 20-year U.S. Treasury bond rate as of 3/28/2024.
2) Source: Ibbotson Associates, SBBI 2022 Yearbook Long-horizon expected equity risk premium: large company stock total returns minus intermediate-term government bond income returns.
3) Source: Ibbotson Associates, SBBI 2022 Yearbook. CRSP Deciles Size Premium equals 4.83% for a market capitalization range of ~$2 million to ~$218 million.
4) Source: Bloomberg adjusted 5-year betas as of 3/28/2024.
5) Source: Latest available Company filings and CapIQ as of 3/28/2024.
6) Unlevered beta calculated as levered beta / [1 + (Book Value of Debt / Market Value of Equity) * (1 – Marginal Tax Rate)].
7) Assumes average industry capital structure is the optimal capital structure for the Unlevered DCF.
8) Source: Company Management.
9) Reflects market rate of SOFR + 400 bps.

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OPPENHEIMER

"Go-Dark" Reverse Stock Split Precedent Analysis – For Informational Purposes Only

Company	Announcement Date	Reverse Split Ratio	Cash Payment Per Share	Premium to 1-Day Before Announ.	Premium to 30-Days[2] Before Announ.
Safeguard Scientifics, Inc.	10/5/2023	100:1	$1.65	63.4%	37.5%
A.M. Castle & Co.[1]	10/30/2020	10:1	$0.70	74.6%	(17.6%)
Reliv' International	10/19/2020	2,000:1	$3.75	(1.6%)	10.6%
Westell Technologies, Inc.	7/10/2020	1,000:1	$1.48	70.1%	80.6%
Harvest Oil & Gas Corp.	5/8/2020	10:1	$22.08	9.3%	(11.3%)
Parker Drilling Company	3/19/2020	50:1	$30.00	364.0%	100.0%
Dynasil Corporation	5/2/2019	8,000:1	$1.15	5.5%	15.0%
Pendrell Corporation[1]	3/10/2017	100:1	$6.73	(6.7%)	1.5%
Lime Energy	9/16/2016	300:1	$2.49	58.6%	8.7%
Champion Industries Inc.[1]	1/20/2016	200:1	$0.30	62.2%	100.0%
Kansas City Life Insurance Co.	7/27/2015	250:1	$52.50	23.4%	16.5%

	Share Price Premiums	
75%-tile	66.7%	59.0%
Median	58.6%	15.0%
25%-tile	7.4%	5.1%

	Implied Antelope Share Price[3]	
75%-tile	$3.84	$3.94
Median	$3.65	$2.85
25%-tile	$2.47	$2.61

Source: S&P CapIQ, Factset, and Company Filings/ Press Releases.
Note: No precedent transaction is identical or directly comparable to the proposed Antelope transaction.
(1) Historical price data adjusted for stock splits.
(2) Reflects 30 market days.
(3) Antelope 1-Day Share Price of $2.30 and 30-Day Share Price of $2.48 as of 3/28/2024.

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